EXHIBIT 99.3

For Immediate Release

KULICKE AND SOFFA INDUSTRIES, INC.

ANNOUNCES EXERCISE OF OPTION TO ACQUIRE AN ADDITIONAL

$10 MILLION OF ITS CONVERTIBLE SUBORDINATED NOTES DUE 2012

Fort Washington, Pa., June 1, 2007—Kulicke and Soffa Industries, Inc. (Nasdaq: KLIC) today announced that the initial purchaser in its offering of $100 million aggregate principal amount of its convertible subordinated notes due 2012 (the “Notes”) has exercised its option to acquire an additional $10 million aggregate principal amount of the Notes (the “Option”), bringing the total size of the offering to $110 million. Subject to customary conditions, closing on the Option is expected to occur concurrently with the closing of the initial offering on June 6, 2007.

The Company estimates that the net proceeds from the offering, including the net proceeds from the exercise of the Option, will be approximately $107.0 million after deducting estimated discounts and expenses. The Notes will mature on June 1, 2012.

The Company used approximately $40 million of the net proceeds of the offering to purchase shares of its common stock and intends to use the balance of the proceeds to retire a portion of its 0.5% Convertible Subordinated Notes due 2008 following the offering.

The Notes and the shares of common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

COMPANY CONTACT:     Michael Sheaffer, 215-784-6244, 215-784-6167 fax, msheaffer@kns.com